QuickLinks -- Click here to rapidly navigate through this document

FOR IMMEDIATE RELEASE

Contact:
Steven A. Kahn
The Rottlund Company, Inc.
3065 Centre Pointe Drive
Roseville, MN 55113
(651) 638-0500
 www.rottlundhomes.com

*****
THE ROTTLUND COMPANY, INC. COMPLETES SELF-TENDER OFFER

        MINNEAPOLIS, MN—March 6, 2002—The Rottlund Company, Inc. (AMEX: RH) announced today that it successfully completed its self-tender offer to purchase shares of its common stock at a purchase price of $9.15 per share in cash. The tender offer expired at 11:59 P.M., Eastern Time, on March 5, 2002.

        On January 24, 2002, the Company commenced the tender offer to purchase all outstanding shares of its common stock. The tender offer is the first step in a going private transaction that will cause the Company to become a privately-held company owned entirely by David H. Rotter and Bernard J. Rotter along with certain of their family members. The Company anticipates completing the remaining steps in the going private transaction during the next several months.

        Based on preliminary information received from the depository, Wells Fargo Bank Minnesota, N.A., approximately 1,214,550 shares were tendered. As a result of the tender, David H. Rotter, Bernard J. Rotter and certain of their family members, none of whom tendered in the tender offer, will own in excess of 90% of the outstanding shares of the Company.

        Payment for the shares tendered will be made promptly. In the case of shares tendered by the guaranteed delivery procedures, payment will be made promptly after timely delivery of shares and the other required documentation.

        The Company also plans to file today with the Securities and Exchange Commission both a Form 15 (Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934) as well as an Application for Withdrawal from Listing. As a result of these filings, the American Stock Exchange will suspend trading in the Company's common stock effective today.

        The Rottlund Company is engaged in the design, construction, marketing and sale of detached single-family homes and attached townhomes and villas. The Company has operations in the metropolitan areas of Minneapolis/St. Paul, Minnesota, Des Moines, Iowa, and Tampa, Florida.

        As a cautionary note to investors, certain matters discussed in this press release, including statements regarding the completion of the going private transaction, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results and actions to differ materially from those described in the forward-looking statements.

*****

QuickLinks

THE ROTTLUND COMPANY, INC. COMPLETES SELF-TENDER OFFER